UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 000-15325

                         Ascential Software Corporation
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             (Exact name of registrant as specified in its charter)

     50 Washington Street, Westborough, Massachusetts 01581 (508) 366-3888
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]         Rule 12h-3(b)(1)(i)   [X]
         Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]         Rule 12h-3(b)(2)(ii)  [ ]
                                           Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: One (1)

         Pursuant to the requirements of the Securities Exchange Act of 1934, Ascential Software Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                              Ascential Software Corporation

                Dated: April 29, 2005         By:  /s/ Pete Fiore
                                                  -----------------------------
                                                   Pete Fiore
                                                   President